As filed with the Securities and Exchange Commission August 3, 1998
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                         MERISTAR HOTELS & RESORTS, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                                51-0379982
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)


                           1010 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 965-4455
          (Address and telephone number of Principal Executive Offices)

                 MERISTAR HOTELS & RESORTS, INC. INCENTIVE PLAN
                            (Full title of the plan)

                                PAUL W. WHETSELL
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         MERISTAR HOTELS & RESORTS, INC.
                           1010 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20007
                     (Name and address of agent for service)
                           ---------------------------

                                 (202) 965-4455
          (Telephone number, including area code, of agent for service)

                           ---------------------------

                                    COPY TO:
                            RICHARD S. BORISOFF, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000

                           ---------------------------


                                                  (COVER CONTINUED ON NEXT PAGE)
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

                                                   CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED         PER SHARE(1)              PRICE(1)            REGISTRATION FEE
===========================================  ==============  =======================  =====================  ======================
Common Stock, $.01 par value...............   4,000,000(2)            $2.38                $9,520,000                $2,808
===========================================  ==============  =======================  =====================  ======================

(1) An estimate, based on the pro forma book value per share as of March 31, 1998 as determined in accordance with Rule 457(c) and (h) under the Securities Act of 1933, has been made solely for the purpose of calculating the registration fee relating to the 4,000,000 shares of Common Stock to be registered hereunder and subsequently offered at prices computed upon the basis of fluctuating market prices.

(2) Represents 4,000,000 shares of Common Stock issuable pursuant to the MeriStar Hotels & Resorts, Inc. Incentive Plan. This registration statement also relates to such indeterminate number of additional shares of Common Stock of MeriStar Hotels & Resorts, Inc. as may be issuable as a result of stock splits, stock dividends or additional similar transactions.
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

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan information

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the MeriStar Hotels & Resorts, Inc. Incentive Plan (the "Plan"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the Plan and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by MeriStar Resorts & Hotels, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference into this Registration Statement:

         1. The Company's Registration Statement on Form S-1 filed with the Commission on April 10, 1998 (Registration No. 333-49881), as amended.

         2. The Company's Registration Statement on Form 8-A, dated July 22, 1998, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, which contains a description of the Company's Common Stock, par value $.01 per share.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Company, as restated, integrated and amended (the "Charter"), eliminates the personal liability of directors to the fullest extent permitted by the Delaware Law.

         Section 145 of the Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

         Article Six of the Charter provides for the indemnification of officers and directors and certain other parties (the "Indemnitees") of the Company to the fullest extent permitted under the Delaware Law; PROVIDED, that except in the case of proceedings to enforce rights to indemnification, the Company shall indemnify such Indemnitee in connection with a proceeding initiated by such Indemnitee only if such proceeding was authorized by the Board of Directors of the Company. The Charter also provides that the Company may reimburse or advance an Indemnitee funds necessary for payment of expenses, including reasonable attorneys' fees and disbursements incurred in connection with any proceeding, in advance of the final disposition of such proceeding.

         Each of the employment agreements to be entered into with each of the following directors and officers: Paul W. Whetsell, Steven D. Jorns, David E. McCaslin, James A. Calder and John E. Plunket, contains provisions entitling the executive to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

Item 8.  Exhibits

5.1      --   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the
              legality of shares of Common Stock being registered

23.1     --   Consent of KPMG Peat Marwick LLP

23.2.1   --   Consent of PricewaterhouseCoopers LLP (Dallas office)

23.2.2   --   Consent of PricewaterhouseCoopers LLP (Raleigh office)

23.3     --   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in their opinion filed as Exhibit 5.1)

Item 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Restated Certificate of Incorporation, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on August 3, 1998.

                                    MERISTAR HOTELS & RESORTS, INC.


                                    By: /s/ Paul W. Whetsell
                                    ------------------------
                                    Name:  Paul W. Whetsell
                                    Title: Chairman and Chief Executive Officer

and confirm our signatures as they may be signed by our said attorneys to any and all such amendments.


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 3, 1998.


      Signatures                                            Title
      ----------                                            -----

 /s/ Paul W. Whetsell                        Chief Executive Officer and
 --------------------                        Chairman of the Board
   Paul W. Whetsell

  /s/ James A. Calder                        Chief Financial Officer (Principal
  -------------------                        Financial and Accounting
    James A. Calder                          Officer)

 /s/ David E. McCaslin                       President and Director
 ---------------------
   David E. McCaslin

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                                INDEX TO EXHIBITS



                                                                 Sequential Page
Exhibits                                                             Number
--------                                                             ------

5.1       --  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the
              legality of shares of Common Stock being registered.

23.1      --  KPMG Peat Marwick LLP

23.2.1    --  PricewaterhouseCoopers LLP (Dallas office)

23.2.2    --  PricewaterhouseCoopers LLP (Raleigh office)

23.3      --  Consent of Paul, Weiss, Rifkind, Wharton & Garrison
              (included in their opinion filed as Exhibit 5.1).